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                                                                     EXHIBIT 5.1

DE BRAUW
     BLACKSTONE
   WESTBROEK

To   Chicago Bridge & Iron Company N.V.
     Polarisavenue 31                                650 Fifth Avenue, 4th Floor
     2132 JH Hoofddorp                               New York, NY  10019
     The Netherlands
                                                     T  +1 212 259 4100
                                                     F  +1 212 259 4111


New York,          January 5, 2004                   Arie Schaberg
                                                     E  aai.schaberg@debrauw.com
Our ref. 92000021\l003-final-1031-SEC opinion        T  +1 212 259 4110
                                                     F  +1 212 259 4111


Dear Sir/Madam,

                       CHICAGO BRIDGE & IRON COMPANY N.V.

1     INTRODUCTION

      I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam (the "COMPANY"), in connection with the registration (the "REGISTRATION") by the Company with the United States Securities and Exchange Commission (the "SEC") of 6,097,145 ordinary shares in the share capital of the Company held by First Reserve Fund VIII, L.P. ("FIRST RESERVE")(the "FRF SHARES").

2     DUTCH LAW

      This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion.

3     SCOPE OF INQUIRY

      For the purpose of this opinion, I have:

3.1 Examined such documents and obtained such confirmations and trade register extracts as I have deemed necessary in order to enable me to render this opinion. It is noted that trade register extracts do not provide conclusive evidence that the facts set out in them are correct. However, under the 1996




Attorneys at law, tax lawyers, candidate civil law notaries. Admitted in The Netherlands. Not admitted in New York.


De Brauw Blackstone Westbroek P.C. is the New York Branch of De Brauw Blackstone Westbroek New York B.V., The Hague, registered with the Trade Register in The Netherlands under no 27172369.

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DE BRAUW
     BLACKSTONE
   WESTBROEK


      Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it. I do not believe that those exceptions are material in the context of this opinion. Facts and circumstances not revealed to me may affect this opinion. I have no reason to believe any such facts and circumstances exist.

      My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

3.2   For the purpose of this opinion:

      The "FRF SHARES" are included in the ordinary shares that were issued to First Reserve pursuant to the interim distribution made by the Company on or about January 21, 2003 (the "INTERIM DISTRIBUTION SHARES").

4     ASSUMPTIONS

      For the purpose of this opinion, I have made the following assumptions:

4.1 All copy documents conform to the originals and all originals are genuine and complete.

4.2   Each signature is the genuine signature of the individual concerned.

4.3 Any minutes referred to in paragraph 3 are a true record of the proceedings described in validly held meetings. The resolutions set out in those minutes were validly passed. Those resolutions and any written resolutions referred to in paragraph 3 remain in full force and effect without modification and comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true. I have no indication to the contrary.

4.4 The Company's signed statement of assets and liabilities dated December 31, 2002 is complete and correct and has been prepared on the basis of valuation methods generally accepted in the Netherlands.

4.5 The Interim Distribution Shares are paid up in euro (up to their nominal amount) directly out of the profits of the Company made in its current financial year.


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DE BRAUW
     BLACKSTONE
   WESTBROEK


4.6 As per January 21, 2003, the Company's total shareholders' equity (eigen vermogen) exceeded the amount of the paid-up and called-in part of its share capital, increased with the reserves which must be maintained by the Company under Dutch law or under the Company's articles of association.

5     OPINION

      Based on the documents, confirmations and trade register extracts referred to and the assumptions in paragraphs 3 and 4, I am of the opinion that the Interim Distribution Shares have been duly authorised and validly issued in accordance with Dutch law and are fully paid and non-assessable. Although Dutch law is not familiar with the term "non-assessable", I believe that it is best described as meaning that no obligation other than to pay up the nominal amount of a share may be imposed upon a shareholder against his will even by an amendment of the articles of association of the Company.

6     RELIANCE

      This opinion is solely for the purpose of the Registration and may be filed with the SEC as an exhibit to the Registration Statement to be filed with the SEC on or about January 5, 2004 pertaining to the Registration. I hereby consent to the reference to De Brauw Blackstone Westbroek P.C., New York, New York, under the heading "Legal Matters" in the Registration Statement relating to the Registration to be filed with the SEC on or about January 5, 2004 (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended). Otherwise, it is not to be transmitted to anyone nor is it to be relied upon for any other purpose.

Yours faithfully,

/s/ Arie Schaberg

ARIE SCHABERG
for De Brauw Blackstone Westbroek P.C.


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